Exhibit 10.10

June 8, 2020

Ken Song, M.D.

6192 Quail Run St

San Diego, CA 92130

Re:	Separation and Consulting Agreement

Dear Ken:

This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that Metacrine, Inc. (the “Company”) is offering to you.

1. SEPARATION DATE. Your last day of work with the Company and your employment termination date is June 8, 2020 (the “Separation Date”). The Company is in receipt of your resignation as the President, Chief Executive Officer and member of the Board of Directors of the Company as of the Separation Date and this agreement confirms such resignation as of the Separation Date. On or about the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation (if any) earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

2. HEALTHCARE BENEFITS. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. Although the Company is not required to provide you any severance benefits, if you timely sign this Agreement, allow the releases set forth herein to become effective, and remain in compliance with all obligations contained in this Agreement, then the Company will provide you with the following severance benefits:

(i) COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) December 31, 2020; (ii) the date that you terminate the Consulting Period pursuant to Section 3(j) hereof; (iii) the date you become eligible for group health insurance coverage through a new employer; or (iv) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.

(ii) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you,

Ken Song

June 8, 2020

on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. On the thirtieth (30th) day following your Separation from Service, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation from Service through such thirtieth (30th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.

3. CONSULTING AGREEMENT. If you timely sign this Agreement and allow the releases contained herein to become effective, then the Company will engage you as a consultant under the terms set forth below.

a. Consulting Period. You will initially serve as a consultant to the Company beginning on June 9, 2020, and ending on December 31, 2020 (the “Initial Consulting Period”), unless terminated earlier pursuant to Section 3(j). Following the Initial Consulting Period, you will continue as a consultant to the Company on an as-needed basis until terminated pursuant to Section 3(j) (any period during which you are provided Consulting Services, including the Initial Consulting Period and thereafter, the “Consulting Period”).

b. Consulting Services. As a consultant, you will be responsible for assisting the Company in any area of your expertise, as reasonably requested by the Company (the “Consulting Services”). Among other things, you will assist the Company by providing advice related to business and corporate development as well as critical historical subject matter expertise and perspective. It is anticipated that you will provide up to twenty (20) hours of Consulting Services per month during the Initial Consulting Period. Following the Initial Consulting Period, it is anticipated that you will provide Consulting Services on an as-needed basis and at times that are mutually-agreed between you and the Company. You will exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services. You will conduct the Consulting Services at a location of your choosing.

c. Consulting Fees. Provided that you: (i) perform the Consulting Services to the Company’s satisfaction (as determined by the Company in its sole discretion); and (ii) comply with your contractual obligations to the Company (including, without limitation, the obligations set forth herein), then the Company will pay you consulting fees during the Initial Consulting Period equal to $16,562.00 per month. The Company will pay you the monthly consulting fee within ten (10) business days after the end of each month. Following the Initial Consulting Period, the Company will pay you an hourly consulting fee of $500 for any Consulting Services provided by you after the Initial Consulting Period. The hourly consulting fee will be paid to you within thirty (30) days of receipt by the Company of an invoice from you for such Consulting Services.

Ken Song

June 8, 2020

d. Equity. During your employment with the Company, you were granted options to purchase shares of the Company’s common stock (the “Options”). This Agreement is intended to commence in a manner such that you remain in “continuous service” with the Company after the Separation Date. Thus, during the Initial Consulting Period, the vesting on your Options will remain unchanged, and will continue to vest as set forth in the governing equity agreements. However, notwithstanding anything to the contrary set forth in the option agreements for your Options, vesting of your Options will cease as of the termination of the Initial Consulting Period. Your rights to exercise any vested Options shall be modified such that the exercisability of your Options shall terminate as of the nine (9) month anniversary of the effective date of a Registration Statement on Form S-1 for the Company’s initial public offering of its Common Stock (“IPO”) if such effective date occurs in 2020, or if an IPO does not occur in 2020 then, the exercisability of your Options shall terminate as of the earlier to occur of: (i) the nine (9) month anniversary of the date that the Company (or the parent company of the Company) otherwise becomes subject to the reporting requirements of Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended; or (ii) the three month anniversary of the termination of the Consulting Period pursuant to Section 3(j) hereof, provided that, if the Company unilaterally terminates the Consulting Period pursuant to Section 3(j) after the Initial Consulting Period, the date for this clause (ii) shall be the later of (x) March 31, 2022 or (y) the three month anniversary of such termination. Except as set forth in this Agreement, the Options shall continue to be governed in all respects by the governing plan documents and agreements. You are encouraged to obtain independent tax advice concerning your Options and how the terms of this Agreement may affect the tax treatment of the options.

e. Tax Treatment. The Company will not make any withholdings or deductions, and will issue you a form 1099, with respect to any consulting fees paid to you. You will be solely responsible for all taxes with respect to the consulting fees, and you agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with the consulting fees.

f. Independent Contractor Status. You agree that during the Consulting Period: (i) you will be an independent contractor to the Company and not an employee of the Company; and (ii) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf.

g. Protection of Information. You agree that during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing consulting services for the Company. Any and all work product you create in the course of performing consulting services for the Company will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing consulting services for the Company.

Ken Song

June 8, 2020

h. Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party except with my prior written consent.

i. Standards of Conduct; Noncompetition; Nonsolicitation. You agree not to engage in any conduct during the Consulting Period that is detrimental to the interests of the Company. You further agree during the Initial Consulting Period that you will not, directly or indirectly, as an officer, director, employee, consultant, owner, manager, member, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services in the United States without prior authorization from the Company in writing, which will not be unreasonably withheld, nor will you assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services in the United States without prior authorization from the Company in writing, which will not be unreasonably withheld. You and the Company agree that for purposes of this Agreement, “Conflicting Services” means, as of the Separation Date, any product, service, or process or the research and development thereof, of any person or organization other than the Company that is substantially similar to or competitive with a product, service, or process, including the research and development thereof, of the Company. Notwithstanding the above, you will not be deemed to be engaged directly or indirectly in any Conflicting Services if you participate in any such business solely as a passive investor in up to two percent (2%) of the equity securities of a company or partnership, the securities of which are publicly traded. You agree further that, during the Initial Consulting Period, you will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

j. Termination of Consulting Period. During the Initial Consulting Period, (i) you many terminate the Consulting Period at any time and for any reason upon notice to the Company and (ii) the Company may terminate the Consulting Period for your material breach of this Agreement or any other mutual agreement between you and the Company, provided that the Company shall provide you with thirty (30) days’ notice and an opportunity to cure such breach (if cure is possible). Following the Initial Consulting Period, either you or the Company may terminate the Consulting Period, at any time and for any reason, upon fourteen (14) days’ written notice to the other party. Upon termination of the Consulting Period by either party, the Company will have no further obligations to you, including any obligation to pay you further consulting fees.

4. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date. You further expressly acknowledge and agree that you are not entitled to any severance benefits from the Company under the terms of your employment agreement with the Company.

5. EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement

Ken Song

June 8, 2020

reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6. RETURN OF COMPANY PROPERTY. Within five (5) days after the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof); provided, however, that you are permitted to retain any Company property that is necessary for the performance of your Consulting Services, and any such documents retained for that purpose must be returned to the Company by the close of business on the last date of the Consulting Period. Your timely return of all such Company documents and other property is a condition precedent to your receipt of the benefits provided under this Agreement.

7. PROPRIETARY INFORMATION OBLIGATIONS. Both during and after your employment you acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.

8. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; (c) you may disclose this Agreement, and any other documents or information (without notice to the Company) when communicating with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), or during the course of an investigation or proceeding that may be conducted by any Government Agency; (d) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (e) you may disclose this Agreement as may be necessary to a third party that will compensate you for services (e.g. a new employer). In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. Nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

9. NONDISPARAGEMENT. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or

Ken Song

June 8, 2020

their business, business reputations or personal reputations; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

10. NO VOLUNTARY ADVERSE ACTION; AND COOPERATION. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any existing or future litigation or arbitration initiated by or filed against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

11. IPO LOCK-UP AGREEMENT. You agree to sign the lock-up agreement for the IPO and deliver such executed agreement concurrent with the execution hereof and hereby agree to sign any amendment, termination, restatement, or extension of such agreement provided that the Company’s officers and directors have signed a substantially similar agreement for the benefit of the underwriters for an IPO.

12. RELEASE OF CLAIMS.

a. General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

b. Scope of Release. This general release includes, but is not limited to: (i) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the

Ken Song

June 8, 2020

Company; (iii) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Families First Coronavirus Response Act, the California Labor Code (as amended), or the California Fair Employment and Housing Act (as amended).

c. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims that may arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it.

d. Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

e. Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with any Government Agency. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have

Ken Song

June 8, 2020

to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

13. REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

14. DISPUTE RESOLUTION. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, and your engagement as a consultant or termination of your engagement as a consultant, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: https://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Ken Song

June 8, 2020

15. MISCELLANEOUS. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and signatures transmitted by PDF shall be equivalent to original signatures.

16. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission

[Signature Page Follows]

Ken Song

June 8, 2020

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

METACRINE, INC.

By:	/s/ Richard A. Heyman
Richard A. Heyman, Chairman of the Board

Exhibit A – Proprietary Information and Inventions Agreement

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Ken Song	June 8, 2020
Ken Song, M.D.	Date

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT